[ EXHIBIT 2.1  -  PLAN OF REORGANIZATION ]


                ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION



     THIS ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 15th day of November, 2002 by and among INTERNATIONAL STAR, INC., a Nevada corporation ("STAR"), PITA KING BAKERIES INTERNATIONAL INC., a Nevada corporation ("PITA KING") and the Shareholders of PITA KING. Such shareholders are listed on Schedule A attached and made part hereto (the "PITA KING Shareholders").

                                    RECITALS

     A. The PITA KING Shareholders own and control all of the issued and/or outstanding shares of PITA KING.

     B. STAR desires to acquire and the PITA KING Shareholders desire to transfer to STAR all outstanding shares of PITA KING on the terms and conditions set forth herein.


                                   AGREEMENTS

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE 1
                                 EXCHANGE TERMS

     1.1 ACQUISITION. At the closing of the acquisition (the "Closing"), the PITA KING Shareholders shall sell, transfer and deliver to STAR certificates endorsed to the order of STAR representing all outstanding shares of the PITA KING Common Stock $.001 par value, (the "PITA KING Shares"), or a certificate from the Secretary of PITA KING indicating that certificates have not been issued, and listing all PITA KING shareholders and the number of PITA KING shares owned by each.

     1.2 CONSIDERATION. In exchange for the delivery of the PITA KING Shares at the Closing, STAR shall issue and deliver to the PITA KING Shareholders certificates representing in the aggregate 4,139,500 shares of the Common Stock of STAR (the "STAR Shares"), to be issued to the several PITA KING shareholders in the same proportion as each PITA KING shareholder's proportionate ownership of the total shares of PITA KING Common Stock outstanding.

     1.3 CLOSING. The Closing shall take place effective October 1, 2002.


                                    ARTICLE 2
                                ADDITIONAL TERMS

     2.1 TAX TREATMENT. The exchange of shares is intended to qualify as a reorganization within the meaning of ss.368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereto will perform and refrain from performing all acts as required by the Code and all rules, regulations or judicial interpretations thereof which would jeopardize this transaction being treated as a reorganization as stated above.




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

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF PITA KING
                         AND THE PITA KING SHAREHOLDERS

     PITA KING and the PITA KING Shareholders hereby represent and warrant, as of the date hereof and as of the Closing Date, as follows:

     3.1 ORGANIZATION, CAPACITY AND AUTHORITY. PITA KING has been duly organized and is validly existing and in good standing under the laws of the state of Nevada. PITA KING has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the Shareholders and Board of Directors of PITA KING and no other corporate proceedings on the part of PITA KING are necessary to authorize this Agreement or the transactions contemplated hereby. The PITA KING Shareholders have full capacity to enter into this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by the PITA KING Shareholders are duly authorized and no other proceeding or action on behalf of the PITA KING Shareholders is necessary to authorize the transactions contemplated hereby.

     3.2 TITLE TO SHARES. The PITA KING Shares held by the PITA KING Shareholders and to be transferred at the Closing are and will be free and clear of any lien, charge, claim, security interest or other encumbrance. The PITA KING Shareholders hold legal and beneficial title to such PITA KING Shares. No restriction on transfer, stop order or other instruction with respect to such PITA KING Shares is or will be entered on PITA KING's transfer records with respect to such PITA KING Shares prior to, at or after Closing, other than customary restrictive legends and stop order instructions related to the transfer of such shares in compliance with applicable federal and state securities laws.

     3.3 NO CONFLICT, BREACH, OR DEFAULT. The execution and delivery of this Agreement and the performance by PITA KING and the PITA KING Shareholders of the terms hereof do not (i) conflict with or result in a violation of the Articles of Incorporation or Bylaws of PITA KING; (ii) violate any order, writ, judgment or decree to which PITA KING or any PITA KING Shareholders are a party or are subject, or (iii) conflict with or result in a violation of, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of PITA KING or any PITA KING Shareholders under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which PITA KING or any PITA KING Shareholders are bound or by which PITA KING, the PITA KING Shareholders or any of their properties or assets may be bound.

     3.4 APPROVALS AND CONSENTS. No approval, authorization, consent, exemption, filing or other action by or filing with any governmental authority is required in connection with the execution and delivery by PITA KING or the PITA KING shareholders of this Agreement or the transactions contemplated herein or therein.



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

     3.5 VALID OBLIGATION. This Agreement constitutes a legal, valid and binding obligation of PITA KING or the PITA KING Shareholders enforceable against all of them in accordance with its terms, except that (i) the enforceability of the same may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforcement of creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     3.6 CAPITAL STOCK OF PITA KING. The authorized capital stock of PITA KING consists of 10,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are issued and outstanding, and 65,000,000 shares of Common Stock, $0.001 par value, of which 4,139,500 shares were outstanding under subscription agreements as of September 30, 2002. No additional shares will be issued prior to the Closing. All the outstanding shares of Common Stock of PITA KING are duly and validly authorized, fully-paid and non-assessable, none of the shares of Common Stock have been issued in violation of any laws, and there exist no preemptive rights of any present or former stockholders of the Common Stock. PITA KING has no other outstanding securities convertible into or exercisable for its Common Stock and no other agreements of any nature what so ever whereby PITA KING may, under any circumstances be obligated to issue additional shares of Common Stock.

     3.7 PITA KING FINANCIAL STATEMENTS.

          (a) Schedule 3.7(a) hereto sets forth a listing of financial statements of PITA KING delivered or to be promptly delivered to STAR (collectively, the "PITA KING Financial Statements"). The PITA KING Financial Statements are true, accurate and complete and present fairly the financial position of PITA KING as of the dates stated and the results of the operations of PITA KING for the periods stated and have been prepared in accordance with generally accepted accounting principles, consistently applied with all adjustments as mandated by any agency or other authority.

          (b) PITA KING has, and as of the Closing Date will have, no liabilities or obligations of any nature (whether accrued, absolute, asserted, unasserted, known, unknown, contingent or otherwise) except for those disclosed in the most current PITA KING Financial Statement ("Current Financial Statement") or in Schedule 3.7(b) hereto.

     3.8 REGULATORY FILINGS. PITA KING has heretofore filed all reports, registration statements, schedules and notices as required pursuant to any applicable law. All such filings by PITA KING complied as of their respective dates in all material respects with the applicable requirements of such laws and the rules and regulations adopted thereunder.

     3.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the most Current Financial Statements delivered to STAR (the "Current Financial Statements"), there have not been any changes in the affairs, prospects, condition (financial or otherwise, or arising as a result of any legislative or regulatory change), operations, liabilities, earnings or business of PITA KING which have been or will be, individually or in the aggregate with other changes, adverse.

     3.10 NO BREACH OF STATUTE, DECREE OR ORDER. Except as disclosed in Schedule 3.10, PITA KING is not in default under, or in violation in any respect of any material applicable statute, law ordinance, decree, order, rule or regulation of any regulatory agency or any other governmental body, and the consummation of this Agreement and the transactions contemplated hereby will not constitute or result in any such default, breach or violation. Except as set forth in Schedule 3.10, there is no known or suspected material action or proceeding by any governmental body, pending or threatened against PITA KING relating to the conduct of its business, and there is no basis for any such action or proceeding.

     3.11 LITIGATION. Except as disclosed in Schedule 3.11, there is no suit, claim, action, proceeding or governmental investigation now pending or threatened, nor, to the best of its knowledge, is there any condition or set of facts which will give rise to any litigation, against PITA KING before any court, administrative or regulatory body or any governmental agency arising out of or relating to any aspect of the business, or any part of the properties, of PITA KING, or concerning the transactions contemplated by this Agreement. Except as disclosed in Schedule 3.11, there are no decrees, injunctions or orders of any court or governmental department or agency outstanding or threatened against PITA KING relating to any aspect of its business or any part of its properties.

     3.12 EMPLOYEE BENEFIT PLANS. Schedule 3.12 contains a list of all employment contracts (including agreements with any union) and all employee policy manuals, all deferred compensation amounts and agreements, all non-competition agreements, all bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, payment upon retirement, or severance agreements, all incentive pay agreements, any extraordinary vacation accruals, education payments or benefits, all disability, medical, life or other insurance plans or arrangements, or any other fringe benefits applicable to employees of PITA KING, and a list of any determination letters issued by the Internal Revenue Service with respect thereto. Each employee plan is in full compliance with all applicable government laws, rules and regulations.

     3.13 PERMITS AND LICENSES. PITA KING has, as of the date hereof, and will have as of the Closing Date, such permits, licenses and authorities as required by any governmental authority with jurisdiction over PITA KING with respect to its business as currently conducted. Except as may be expressly permitted by the terms of this Agreement or otherwise disclosed in this Agreement or any schedule hereto, the business of PITA KING as presently conducted in any jurisdiction meets all known and suspected applicable legal requirements of such jurisdiction, all known and suspected requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis for any governmental body to deny or rescind any approval for the conduct of the business of PITA KING.

     3.14 ACCURACY OF BOOKS AND RECORDS. The books and records, financial and otherwise, of PITA KING accurately set out and disclose the financial position of PITA KING, and all transactions PITA KING have been accurately recorded in such books and records in accordance with generally accepted accounting principals.

     3.15 MATERIAL CONTRACTS. Attached hereto as Schedule 3.15 is a list of all contracts of PITA KING involving either (a) an aggregate payment by or to it of more than $2,500; (b) or extending for a term beyond 12 months; and (c) a list showing all policies of insurance in force as of the date hereof.

     3.16 TAXES. Except as listed on Schedule 3.16 PITA KING has filed all federal and provincial tax returns as required to be filed; all taxes, assessments and other governmental charges known by the officers of PITA KING to be due from PITA KING or with respect to any of its income, payroll, sales, property or assets have been duly paid and no extensions for the time of payment have been requested. There are no pending or threatened audits or additional assessments of taxes of any kind by any governmental authority known to any of the officers of PITA KING. No unexpired waivers of the statute of limitations executed by PITA KING with respect to taxes of any kind are in effect on the date hereof. The accruals and reserves made for tax liabilities of PITA KING in the Current Financial Statements are adequate for the payment of all of PITA KING's federal, state and local tax liabilities of any kind for all periods ending on or before the date of the Current Financial Statements.

     3.17 TITLE TO PROPERTIES. Except as disclosed in Schedule 3.17, the PITA KING has good and marketable title, free and clear of any mortgage, pledge, lien, charge or other encumbrance, to all of its real and/or personal property and other assets reflected on the Current Financial Statements, or acquired by it subsequent to the date thereof or used by it in the ordinary course of its business, except for (a) liens or encumbrances on such property or assets described in the Current Financial Statements, (b) liens for current taxes not yet due and payable, (c) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value or interfere with the present or presently contemplated future use of the properties subject thereto or affected thereby, and (d) acquisition and dispositions in the ordinary course of business. PITA KING enjoys peaceable and undisturbed possession under all material leases under which it is operating, and all of its premises, which are leased, are in good condition and repair and are suitable for the purposes for which such premises are being utilized. PITA KING has not received any notice of violation of any applicable zoning ordinance or other law, order, regulation or requirement relating to its operations or to its owned or leased properties. Each parcel of real property owned or leased by PITA KING is free of any and all hazardous wastes, hazardous emissions, toxic substances or other types of contamination or matters of environmental concern, and PITA KING is not subject to any liability (under the Comprehensive Environmental Response, Compensation and Liability Act or otherwise) resulting from or related to any such wastes, emissions, substances, contaminants or matters of environmental concern in connection with any such property.

     3.18 ACCURACY OF STATEMENTS. PITA KING and the PITA KING Shareholders have disclosed to STAR herein all facts required by this Agreement and material to the liabilities, assets, business, prospects, conditions, organization and operations (financial and otherwise) of PITA KING. Neither this Agreement nor any exhibit or schedule hereto nor any certificate, documents, instrument or information furnished or to be furnished by PITA KING to STAR in connection with this Agreement or any of the transactions contemplated hereby contained, or will contain, any untrue statement of a material fact or omit or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE 4
                      REPRESENTATIONS AND WARRANTIES OF STAR

     STAR hereby represents and warrants to PITA KING and the PITA KING Shareholders, as of the date hereof and as of the Closing Date, as follows:

     4.1 ORGANIZATION AND AUTHORITY OF STAR. STAR has been duly organized and is validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to enter into this Agreement. The execution, delivery and performance of this Agreement has been duly authorized by STAR and no other corporate proceedings on the part of STAR are necessary to authorize this Agreement and the transactions contemplated hereby or thereby.

     4.2 NO CONFLICT, BREACH OR DEFAULT. The execution and delivery of this Agreement and the performance by STAR of its terms do not (i) conflict with or result in a violation of the Articles of Incorporation or Bylaws of STAR; (ii) violate any order, writ, judgment or decree to which STAR is a party or is subject, or (iii) conflict with or result in a violation of, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of STAR under, any of the terms, conditions or provisions of any note, bond mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to which STAR is bound or by which STAR or any of their properties or assets may be bound.

     4.3 APPROVALS AND CONSENTS. No approval, authorization, consent, exemption, filing or other action by or filing with any governmental authority is required in connection with the execution and delivery by STAR of this Agreement or the transactions contemplated herein or therein.

     4.4 VALID OBLIGATION. This Agreement constitutes a legal, valid and binding obligation of STAR enforceable against it in accordance with its terms, except that (i) the enforceability of the same may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting enforcement of creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

     4.5 VALIDLY ISSUED SHARES. Upon issuance, all STAR Shares to be issued to the PITA KING Shareholders in exchange for their PITA KING Shares will be duly authorized, validly issued and non-assessable outstanding shares of the capital stock of STAR.

     4.6 CAPITAL STOCK OF STAR. The authorized capital stock of STAR is 100,000,000 shares of common stock, $0.001 par value, of which 31,836,237 shares are issued and outstanding as of the date of this agreement. No additional shares will be issued prior to the Closing. All the outstanding shares of Common Stock of STAR are duly and validly authorized and issued, fully-paid and non-assessable, none of the shares of Common Stock have been issued in violation of any state or federal securities or banking laws, and there exist no preemptive rights of any present or former stockholders of the Common Stock.

Other than as disclosed in the financial statements, STAR has no other outstanding securities convertible into or exercisable for its Common Stock and no other agreements of any nature what so ever whereby STAR may, under any circumstances be obligated to issue additional shares of Common Stock.

     4.7 STAR FINANCIAL STATEMENTS.

          (a) Schedule 4.7(a) hereto sets forth a listing of financial statements of STAR delivered or to be promptly delivered to PITA KING (collectively, the "STAR Financial Statements"). The STAR Financial Statements are true, accurate and complete and present fairly the financial position of STAR as of the dates stated and the results of the operations of STAR for the periods stated and have been prepared in accordance with generally accepted accounting principles, consistently applied with all adjustments as mandated by any agency or other authority.

          (b) STAR has, and as of the Closing Date will have, no liabilities or obligations of any nature (whether accrued, absolute, asserted, unasserted, known, unknown, contingent or otherwise) except for those disclosed in the most current STAR Financial Statement ("Current Financial Statement") or in Schedule 4.7(b) hereto.

     4.8 REGULATORY FILINGS. STAR has heretofore filed all reports, registration statements, schedules and notices as required pursuant to any applicable law. All such filings by STAR complied as of their respective dates in all material respects with the applicable requirements of such laws and the rules and regulations adopted thereunder.

     4.9 ABSENCE OF CERTAIN CHANGES AND EVENTS. Since the date of the most current Financial Statements delivered to PITA KING (the "Current Financial Statements"), there have not been any changes in the affairs, prospects, condition (financial or otherwise, or arising as a result of any legislative or regulatory change), operations, liabilities, earnings or business of STAR which have been or will be, individually or in the aggregate with other changes, adverse.

     4.10 NO BREACH OF STATUTE, DECREE OR ORDER. Except as disclosed in Schedule 4.10, STAR is not in default under, or in violation in any respect of any material applicable statute, law ordinance, decree, order, rule or regulation of any state or federal regulatory agency or any other governmental body, and the consummation of this Agreement and the transactions contemplated hereby will not constitute or result in any such default, breach or violation. Except as set forth in Schedule 4.10, there is no known or suspected material action or proceeding by any governmental body, pending or threatened against STAR relating to the conduct of its business, and there is no basis for any such action or proceeding.

     4.11 LITIGATION. Except as disclosed in Schedule 4.11, there is no suit, claim, action proceeding or governmental investigation now pending or threatened, nor, to the best of its knowledge, is there any condition or set of facts which will give rise to any litigation, against STAR before any court, administrative or regulatory body or any governmental agency arising out of or relating to any aspect of the business, or any part of the properties, of STAR, or concerning the transactions contemplated by this Agreement. Except as disclosed in Schedule 4.11, there are no decrees, injunctions or orders of any court or governmental department or agency outstanding or threatened against STAR relating to any aspect of its business or any part of its properties.

     4.12 EMPLOYEE BENEFIT PLANS. Schedule 4.12 contains a list of all employment contracts (including agreements with any union) and all employee policy manuals, all deferred compensation amounts and agreements, all non-competition agreements, all bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, payment upon retirement, or severance agreements, all incentive pay agreements, any extraordinary vacation accruals, education payments or benefits, all disability, medical, life or other insurance plans or arrangements, or any other fringe benefits applicable to employees of STAR, and a list of any determination letters issued by the Internal Revenue Service with respect thereto. Each employee plan is in full compliance with all applicable government laws, rules and regulations.

     4.13 PERMITS AND LICENSES. STAR has, as of the date hereof, and will have as of the Closing Date, such permits, licenses and authorities as required by any governmental authority with jurisdiction over STAR with respect to its business as currently conducted. Except as may be expressly permitted by the terms of this Agreement or otherwise disclosed in this Agreement or any schedule hereto, the business of STAR as presently conducted in any jurisdiction meets all known and suspected applicable legal requirements of such jurisdiction, all known and suspected requisite governmental approvals have been duly obtained and are in full force and effect, and there is no basis for any governmental body to deny or rescind any approval for the conduct of the business of STAR.

     4.14 ACCURACY OF BOOKS AND RECORDS. The books and records, financial and otherwise, of STAR accurately set out and disclose the financial position of STAR, and all transactions of STAR have been accurately recorded in such books and records in accordance with generally accepted accounting principals.

     4.15 MATERIAL CONTRACTS. Attached hereto as Schedule 3.15 is a list of all contracts of STAR involving either (a) an aggregate payment by or to it of more than $2,500; (b) or extending for a term beyond 12 months; and (c) a list showing all policies of insurance in force as of the date hereof.

     4.16 TAXES. Except as listed on Schedule 4.16 STAR has filed all federal and state tax returns as required to be filed; all taxes, assessments and other governmental charges known by the officers of STAR to be due from STAR or with respect to any of its income, payroll, sales, property or assets have been duly paid and no extensions for the time of payment have been requested. There are no pending or threatened audits or additional assessments of taxes of any kind by any governmental authority known to any of the officers of STAR. No unexpired waivers of the statute of limitations executed by STAR with respect to taxes of any kind are in effect on the date hereof. The accruals and reserves made for tax liabilities of STAR in the Current Financial Statements are adequate for the payment of all of STAR's federal, state and local tax liabilities of any kind for all periods ending on or before the date of the Current Financial Statements.

     4.17 TITLE TO PROPERTIES. Except as disclosed in Schedule 4.17, the STAR has good and marketable title, free and clear of any mortgage, pledge, lien, charge or other encumbrance, to all of its real and/or personal property and other assets reflected on the Current Financial Statements, or acquired by it subsequent to the date thereof or used by it in the ordinary course of its business, except for (a) liens or encumbrances on such property or assets described in the Current Financial Statements, (b) liens for current taxes not yet due and payable, (c) such imperfections of title and encumbrances, if any, as are not material in character, amount or extent and do not detract from the value or interfere with the present or presently contemplated future use of the properties subject thereto or affected thereby, and (d) acquisition and dispositions in the ordinary course of business. STAR enjoys peaceable and undisturbed possession under all material leases under which it is operating, and all of its premises, which are leased, are in good condition and repair and are suitable for the purposes for which such premises are being utilized. STAR has not received any notice of violation of any applicable zoning ordinance or other law, order, regulation or requirement relating to its operations or to its owned or leased properties. Each parcel of real property owned or leased by STAR is free of any and all hazardous wastes, hazardous emissions, toxic substances or other types of contamination or matters of environmental concern, and STAR is not subject to any liability (under the Comprehensive Environmental Response, Compensation and Liability Act or otherwise) resulting from or related to any such wastes, emissions, substances, contaminants or matters of environmental concern in connection with any such property.

     4.18 ACCURACY OF STATEMENTS. STAR and the STAR Shareholders have disclosed to PITA KING herein all facts required by this Agreement and material to the liabilities, assets, business, prospects, conditions, organization and operations (financial and otherwise) of STAR. Neither this Agreement nor any exhibit or schedule hereto nor any certificate, documents, instrument or information furnished or to be furnished by STAR to PITA KING in connection with this Agreement or any of the transactions contemplated hereby contained, or will contain, any untrue statement of a material fact or omit or will omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading.

                                    ARTICLE 5
              COVENANTS OF PITA KING AND THE PITA KING SHAREHOLDERS

     5.1 ACCESS TO INFORMATION. PITA KING and the PITA KING Shareholders shall provide STAR, its counsel, accountants and other representatives full access, from and after the date of this Agreement, to all of PITA KING's properties, books, contracts, commitments and records, and PITA KING shall furnish to STAR during such period all such information concerning PITA KING and its affairs as STAR may reasonably request. In addition, PITA KING shall make its officers, personnel and vendors available to discuss with the designated representatives of STAR the substance of all documents, financial statements and other information provided by PITA KING to STAR and such other matters as STAR shall deem pertinent to the transactions contemplated by this Agreement.

     5.2 CONDUCT OF BUSINESS. Except as otherwise consented to in writing by STAR, from the date of execution of this Agreement until the Closing Date or the date of termination of this Agreement, the PITA KING Shareholders shall cause PITA KING to and PITA KING shall:

          (a) maintain and operate its properties in a manner consistent with the efficient operation of its business and conduct its business only in the ordinary course. It shall not be considered to be in the ordinary course of its business to make any acquisition of direct or indirect ownership or control of voting shares of any other corporation, or of any interest in any partnership, joint venture, association or similar organization, other than shares acquired in satisfaction of a security interest or of a debt previously contracted or in a fiduciary or custodial capacity.

          (b) punctually pay and discharge all taxes, assessments and governmental charges lawfully imposed upon it or any of its property, or upon the income and profits thereof; provided, however, that nothing herein contained shall require PITA KING to pay or discharge any tax assessment or governmental charge so long as the validity thereof shall be contested in good faith and by appropriate proceedings unless property essential to the conduct of its business will be lost, forfeited or materially endangered.

          (c) maintain its existence as a corporation in good standing under the laws of the State of Nevada and comply in all material respects with all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to its business or its properties, except while contesting the validity of any of the foregoing in good faith and by appropriate proceedings.

          (d) notify STAR of the commencement of any material litigation against PITA KING or of the existence of any adverse business conditions threatening the continued, normal business operations of PITA KING or of any agreement, consent or order involving PITA KING.

          (e) at all times maintain, preserve and keep its properties in good repair, working order and condition in all material respects so that the business carried on in connection therewith may be properly and advantageously conducted.

          (f) make every reasonable effort to fulfill its contractual obligations and to maintain in effect its insurance as currently in effect.

          (g) use its best efforts to preserve its business relations with its present customers.

          (h) use its best efforts to assure, to the extent within its control, the satisfaction of the conditions to the effectiveness of the transactions contemplated in this Agreement.

     5.3 NEGATIVE COVENANTS. Prior to the Closing Date or the termination of this Agreement, the PITA KING Shareholders shall not permit PITA KING to and PITA KING shall not, unless STAR shall have otherwise consented in writing:

          (a) amend its Articles of Incorporation or Bylaws, except to the extent necessary to effect the transactions contemplated by this Agreement;

          (b) issue, sell or otherwise dispose of any shares of its capital stock or any of its securities convertible into or representing a right or option to purchase any such shares or enter into other agreements to issue or sell any shares of its capital stock or change the presently outstanding shares of such stock into a greater or lesser number of shares either by way of a recapitalization, reorganization, consolidation of shares or the like, or by way of a merger or consolidation;

          (c) purchase, redeem, retire or otherwise acquire or sell, hypothecate, pledge or otherwise encumber, any shares of its capital stock;

          (d) declare, set aside, make or pay stock or cash dividends on any share of its capital stock or make any other distribution of assets to the holders of any shares of its capital stock;

          (e) institute a wage or salary adjustment increasing the base compensation rate of any person whose annual base compensation rate on the date hereof exceeds $25,000, pay a new employee an annual base compensation rate exceeding $50,000, enter into any agreement, understanding or commitment, written or oral, which obligates PITA KING, its successors or assigns, to pay, at any time, to a new employee an annual base compensation rate exceeding $50,000, or institute or agree to institute wage or salary adjustments which, taken either individually or in the aggregate, increase by more than 10% the aggregate of the annual base compensation rates paid by PITA KING on the date hereof to all of its employees;

          (f) Enter into or institute any employment contracts, including but not limited to employee policy manual, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, payments upon retirement, severance agreement, incentive, extraordinary vacation accrual, education payment or benefit, disability, medical, life or other insurance plan or arrangement or, except as required by applicable law or regulation, renew, amend, modify or terminate any such arrangement or plan now in existence;

          (g) enter into any agreement, understanding or commitment, written or oral, with any other person which is in any manner inconsistent with obligations of PITA KING arising under this Agreement; and

          (h) make any loan, advance or commitment to extend credit to any of its directors, officers or any affiliated or related persons of such directors or officers; renew any outstanding loan or any outstanding commitment to extend credit to any of its directors, officers or any affiliated or related persons of such directors or officers; increase any outstanding loan to any of its directors, officers or any affiliated or related persons of such directors or officers; or enter into any agreement, understanding or commitment, written or oral, which obligates PITA KING, its successors or assigns, to make any loan or advance or payment to any of its directors or officers or to any affiliated or related persons of any such directors or officers.

     5.4 SHAREHOLDER STATUS/RESTRICTED STOCK. Each of the PITA KING Shareholders exchanging shares hereunder acknowledge that they have had the opportunity to conduct a review of the business, operations and prospects of STAR and the management of STAR has provided any and all such information requested and answered such questions regarding STAR as requested by the PITA KING Shareholders. The PITA KING Shareholders have reviewed such information and conducted their own independent due diligence of STAR to the extent desired by the PITA KING Shareholders and are basing their investment decision with respect to the transactions contemplated by this Agreement solely upon such independent review. The PITA KING Shareholders are acquiring the STAR Shares hereunder for their own account and not with a view to transfer or distribute such shares. The PITA KING Shareholders acknowledge that the STAR Shares issued under the terms of this Agreement are "Restricted Securities" as defined under Rule 144 and Rule 145 of the Act and shall bear appropriate legends setting forth such restrictions. The PITA KING Shareholders further acknowledge that the covenants set forth herein are being relied upon by STAR with respect to its qualification for exemption from registration of the STAR Shares being issued hereunder.


                                    ARTICLE 6
                              CONDITIONS PRECEDENT

     6.1 CONDITIONS TO THE OBLIGATION OF STAR TO CLOSE. The obligation of STAR to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

          (a) STAR and its authorized agents shall have been given access to the properties, books, records and reports of PITA KING; shall have conducted the review, searches and tests of such information as STAR, in its reasonable discretion, shall determine to conduct, and shall have, on or before August 31, 1999, set forth in writing the statement that STAR is satisfied with the results of such review, searches and test and intents to proceed with the transactions contemplated by this Agreement;

          (b) during the period from the date of the Current Financial Statements to the Closing Date, there shall not have occurred any material adverse change, other than as set forth on any schedule or exhibit hereto, in the financial condition, business or operation of PITA KING taken as a whole, and STAR shall have received at the Closing a certificate dated as of the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of PITA KING to that effect;

          (c) each of the representations and warranties of PITA KING contained in this Agreement shall, in all material respects, be true when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date; each of the covenants and agreements to PITA KING to be performed on or prior to the Closing Date shall have been duly performed in all material respects; and STAR shall have received at the Closing a certificate to that effect dated as of the Closing Date and executed by the Chief Executive Officer and Chief Financial Officer of PITA KING;

          (d) any item listed in Schedule 3.10 hereto shall have been removed, lifted or abated and there shall not have been issued or be in effect any order of any court, agency or other tribunal of competent jurisdiction which has the effect of prohibiting or prohibits the performance of the Agreement and the transactions contemplated thereby or imposes limitations on the ability of PITA KING to exercise and possess all of its rights, privileges, immunities and franchises or to otherwise conduct its business (with limitations applicable only to all similar entities engaged in similar business) as of the Closing Date;

          (e) all proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement, including the shareholder approvals of the transactions contemplated by this Agreement, shall have occurred and all appropriate documents incident thereto as STAR may reasonably request shall have been delivered to it, including, without limitation, the receipt of appropriate consents from any third parties which may be necessary to effect the transactions contemplated hereby;

          (f) no action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced against the parties hereto or any of the affiliates, associates, officers or directors, or any of them, seeking to restrain, prevent or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions; and

          (g) within 45 days after the execution of this Agreement, PITA KING shall have received any requisite approvals to this Agreement from all third parties referred to in the schedules attached hereto, having, under the terms of its respective loan, lease and other agreements, the right to approve or reject this Agreement or to cancel its agreement with PITA KING on or before the Closing; PITA KING hereby represents that all such third parties have been disclosed to STAR as required by this Agreement.

            (h) prior to the closing date, PITA KING shall have engaged an independent auditor to conduct a full financial audit of PITA KING in accordance with Generally Accepted Auditing Standards and the specific requirements of Regulation S-X under the Securities Act of 1933, as amended, including an understanding that the audit shall be completed within 60 days following the date of closing.

     6.2 CONDITIONS TO THE PITA KING SHAREHOLDERS' AND PITA KING'S OBLIGATIONS TO CLOSE. The obligation of PITA KING and the PITA KING Shareholders to consummate the transactions contemplated hereby shall be subject to each of the representations and warranties of STAR contained in this Agreement being, in all material respects, true when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date; each of the covenants and agreements of STAR to be performed on or prior to the Closing Date being duly performed in all material respects; and PITA KING shall have received at the Closing a certificate, to that effect dated as of the Closing Date and executed on behalf of STAR by its Chief Executive Officer and Chief Financial Officer.

                                    ARTICLE 7
                                     CLOSING

     The Closing of this Agreement (the "Closing") shall take place on or before October 1, 2002 at such place and time as STAR and PITA KING shall mutually agree, such time and date being herein referred to as the "Closing Date".

                                    ARTICLE 8
                              AMENDMENT AND WAIVER

     8.1 AMENDMENT AND MODIFICATION. This Agreement may only be amended or modified in writing signed by STAR and PITA KING with the approval of their respective Boards of Directors at any time prior to the Closing Date.

     8.2 WAIVER. At any time prior to the Closing Date, the parties hereto may by mutual agreement extend the time for the performance of any of the obligations or other acts of any other party hereto. Any party may waive any inaccuracies in the representations and warranties of any other party contained herein or in any schedule or document delivered pursuant hereto and waive compliance by any other party with any of the covenants, agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties hereto.


                                    ARTICLE 9
                                   TERMINATION

     9.1 TERMINATION BY PARTIES. This Agreement may be terminated prior to the Closing Date:

          (a) at the option of the respective Board of Directors of either STAR or PITA KING, upon written notice to the other parties, if in the good faith opinion of such Board of Directors any other party has breached any of the representations and warranties or other covenants of this Agreement or the failure to occur of any of the conditions precedent set forth in Article 6 hereof;

          (b) by mutual agreement of the Board of Directors of STAR and PITA KING; and

          (c) at the option of the respective Board of Directors of STAR or PITA KING, if any litigation is instituted against PITA KING or STAR, the object of which is to enjoin any party from proceeding with the transactions contemplated under this Agreement or to seek damages against any party hereto or any officer, director or agent of any party as a result of the transactions proposed under this Agreement.

     9.2 EFFECT OF TERMINATION. In the event this Agreement is terminated as provided in Sections 9.1(b) and 9.1(c), this Agreement shall be void and of no further force and effect, and, except as set forth herein and Section 9.3 below, there shall be no further liability on the part of STAR or PITA KING or any of their respective directors, officers or stockholders as a result of this Agreement. Section 9.3 of Article 9 shall survive any termination of this Agreement.

     9.3 CONFIDENTIAL INFORMATION. If this Agreement is terminated for any reason, each of the parties hereto shall hold in confidence all information it and its representative have obtained from any other party hereto and promptly shall return or cause to be returned to the party supplying the same any and all documents or summaries in the possession of such party or its representatives.


                                   ARTICLE 10
                        POST CLOSING UNDERTAKINGS OF STAR

     10.1 APPIONTMENT. STAR shall undertake, within a reasonable time subsequent to Closing, the appointment of a PITA KING officer to the Board of Directors of STAR.


                                   ARTICLE 11
                                  MISCELLANEOUS

     11.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties included or provided for herein or in any exhibit or schedule or certificate or other document delivered pursuant to this Agreement shall survive the Closing Date for a period of five years.

     11.2 MATERIALITY. The parties hereto acknowledge that they have made numerous representations and warranties in this Agreement, and hereby agree that, notwithstanding any other provisions contained herein to the contrary, no actionable claim, right or cause of action shall exist on the part of any party against the other, including, in particular, any right to terminate this Agreement as a result of a breach of any representations or warranties, unless and until the dollar value of the aggregate of all such claims, rights or causes of action shall exceed $5,000.

     11.3 ENTIRE AGREEMENT. This Agreement, and the exhibits and schedules attached hereto, and the agreements contemplated by this Agreement contain the entire agreement among the parties and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. There are no written or oral agreements, understandings, representations or warranties between the parties other than those set forth or referred to in this Agreement.

     11.4 EXPENSES. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

     11.5 BROKER'S OR FINDER'S COMMISSIONS. The parties warrant, each to the other, that there are no broker's commissions, finder's fees or payments of any nature due to any third party as a result of the consummation of this Agreement.

     11.6 SECTION HEADINGS. The section headings contained in this Agreement are for reference purpose only and shall not in any way affect the meaning or interpretation of this Agreement.

     11.7 ASSIGNMENT. This Agreement shall not be assigned by any party without the written consent of the other parties and any attempted assignment without such written consent shall be null and void and without legal effect.

     11.8 NOTICES. All notices hereunder shall be deemed given if in writing and delivered personally or sent by telex, telegram, telecopier, registered mail or certified mail (return receipt requested) to the parties at the following addresses below (or at such other addresses as shall be specified by like notice). Any notice, however given, shall be effective 5 days after it is sent.

          If to STAR:      INTERNATIONAL STAR, Inc.
                           631 N. Stephanie Street, #187
                           Henderson, NV  89014
                           Attn: Mr. Kamal Alawas, President

          If to PITA KING: PITA KING BAKERIES INTERNATIONAL, INC.
                           2210 37th Street
                           Everett, WA 98201
                                    Attn: Jarvis Alaeddine, President

     11.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to conflict of law principles.

     11.10 ILLEGALITY. In the event that any provision in this Agreement shall be held to be invalid, illegal or enforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected impaired thereby.

     11.11 EQUITABLE REMEDIES. The parties hereto hereby agree that the remedies at law may be inadequate to protect against an Event of Default, and therefore, the parties hereto hereby agree and consent to the granting of injunctive relief or other forms of equitable relief by a court of competent jurisdiction or a similar judicial body, whether temporary, preliminary or final, whether or not actual damages can be shown.

     11.12 NUMBER OF DAYS. In computing the number of days for purposes of this Agreement, all days will be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or day that is a legal holiday in the State of Nevada, then the final day will be deemed to be the next day that is not a Saturday, Sunday or day that is a legal holiday in the State of Nevada.

     11.13 PROVISIONS SEVERABLE. The provisions of this Agreement are independent of and severable from each other, and no provision will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. Further, if a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable as written, the court may interpret, construe, rewrite or revise such provision, to the fullest extent allowed by law, so as to make it valid and enforceable, consistent with the intent of the parties hereto.

     11.14 CONSTRUCTION. The parties hereto hereby acknowledge and agree that each party has participated in the drafting of this Agreement and that this Agreement has been, to the extent it was felt necessary, reviewed by the respective legal counsel for the parties hereto and that the rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be applied to the interpretation of this Agreement. No inference in favor of, or against, any party will be drawn from the fact that one party has drafted any portion hereof.

     11.15 ADVICE OF COUNSEL. Each Party hereby acknowledges that they are entitled to and have been afforded the opportunity to consult legal counsel of their choice regarding the terms and conditions and legal effects of this Agreement, as well as the advisability and propriety thereof. Each party hereby further acknowledges that having so consulted with legal counsel of their choosing or having chosen not to consult, hereby waives any right to such legal representation or effective representation and any right to raise or rely upon the lack of representation or effective representation in any future proceedings or in connection with any future claim.

     11.16 HEADINGS. The headings contained in this Agreement are for convenience only and will not affect the meaning or interpretation of this Agreement.

     11.17 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original as against any party whose signature appears thereon, and all of which will together constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bears the signatures of all of the parties reflected hereon as the signatories. Any photocopy of this Agreement, with all signatures reproduced on one or more sets of signature pages, will be considered for all purposes as if it were an executed counterpart of this Agreement.

     11.18 RECITALS, SCHEDULES AND EXHIBITS. The Recitals, Schedules and Exhibits referred to in this Agreement shall be construed with and are an integral part of this agreement to the same extent as if the same had been set forth verbatim herein.

     IN WITNESS WHEREOF, this Agreement has been executed by each of the parties as of the day and year first above written.


PITA KING BAKERIES INTERNATIONAL, INC.               INTERNATIONAL STAR, INC.


/s/ Jarvis Alaeddine                           /s/ Kamal  Alawas
----------------------------------            ----------------------------------
Jarvis Alaeddine, President/Director          Kamal Alawas, President/Director

                            EXHIBIT AND SCHEDULE LIST


Schedule A        PITA KING Shareholders Names and PITA KING Shares held

Schedule 3.7(a)   PITA KING Financial Statement

Schedule 3.7(b)   PITA KING Additional Liabilities

Schedule 3.10     PITA KING Defaults

Schedule 3.11     PITA KING Litigation

Schedule 3.12     PITA KING Employee Contracts, Manual, Etc.

Schedule 3.15     PITA KING Material Contracts and Insurance Policy

Schedule 3.16     PITA KING Taxes due or unfiled or extended

Schedule 3.17     PITA KING Encumbrances

Schedule 4.7(a)   STAR Financial Statement

Schedule 4.11     STAR Litigation

Schedule 4.12     STAR Employee Contracts, Manual, Etc

Schedule 4.16     STAR Taxes due or unfiled or extended

Schedule 4.17     STAR Encumbrances

                                   SCHEDULE A
                           THE PITA KING SHAREHOLDERS

PITA KING shareholders and shares held as of September 30, 2002.



Shareholder Name                        Total Shares

Laura Ishak                                       10,000
Steven Shookman                                    3,000
David Rains                                        5,000
Curtiss Simmons                                    5,000
Chris Marion                                       2,500
J.Larry and/or B.Easton                           10,000
Raymond M. Assaf                                   5,000
Beverley Cornwall                                 50,000
Fadi S. Elnajmi                                   10,000
Bassam Alaeddine                                  12,000
Ronald E. Smith                                   10,000
Ella Peterson                                     10,000
Faimous JL Harrison                                5,000
Patricia M. Eylander                               2,000
Hassan Alaeddine                                 800,000
Jean Alaeddine                                   400,000
Jason Alaeddine                                  400,000
Jarvis Alaeddine                                 400,000
Andy Osman                                     2,000,000
                                               ---------

Total Shares Outstanding                       4,139,500

     Schedule 3.7(a) PITA KING Financial Statement

NOTE: The Company has filed the required Form 8-K announcing this transaction and intends to amend the Form 8-K Current Report and to file therewith audited financial statements for Pita King within 60 days of closing.


     Schedule 3.7(b) PITA KING Additional Liabilities

None.


     Schedule 3.10 PITA KING Defaults

None.


     Schedule 3.11 PITA KING Litigation

None.


     Schedule 3.12 PITA KING Employee Contracts, Manual, Etc.

None.


     Schedule 3.15 PITA KING Material Contracts and Insurance Policy

Attached hereto as Schedule 3.15 is a list of all contracts of PITA KING involving either (a) an aggregate payment by or to it of more than $2,500; (b) or extending for a term beyond 12 months; and (c) a list showing all policies of insurance in force as of the date hereof.

(a)  PITA KING has a monthly building and property lease payment of $5,200.
(b) The PITA KING building and lease agreement was effective July 1, 2001 for a period of five years.
(c) PITA KING maintains business liability insurance at a cost of approximately $5,200 per year.
(d)

     Schedule 3.16 PITA KING Taxes due or unfiled or extended

None.


     Schedule 3.17 PITA KING Encumbrances

None.

     Schedule 4.7(a) STAR Financial Statement

See Form 10-QSB, Quarterly Report of period ending June 30, 2002, and period ending September 30, 2002 when available.


     Schedule 4.11 STAR Litigation

None.


     Schedule 4.12 STAR Employee Contracts, Manual, Etc

None.


     Schedule 4.16 STAR Taxes due or unfiled or extended

None.


     Schedule 4.17 STAR Encumbrances

None.